Exhibit 99.1 News release

Ovintiv Renews Annual Share Buy-Back Program

Company Receives TSX Approval for Renewal of Normal Course Issuer Bid

DENVER, October 1, 2026 - Ovintiv Inc. (NYSE, TSX: OVV) today announced it has received regulatory approvals for the renewal of its share buy-back program. This action is consistent with Ovintiv's capital allocation framework, which commits to returning 50% to 100% of annual Non-GAAP Free Cash Flow to shareholders via the combination of base dividend payments and share buybacks. For 2026, Ovintiv has committed to returning at least 60% of annual Non-GAAP Free Cash Flow to shareholders.

The Toronto Stock Exchange ("TSX") has accepted Ovintiv's notice of intention to renew its normal course issuer bid ("NCIB") to purchase up to 26,973,037 common shares during the 12-month period commencing October 5, 2026, and ending October 4, 2027. The number of shares authorized for purchase represents 10 percent of Ovintiv's public float as of September 21, 2026, as calculated pursuant to TSX rules. Purchases will be made on the open market through the facilities of the TSX, New York Stock Exchange ("NYSE"), other designated exchanges and/or alternative trading systems in Canada and the United States at the market price at the time of acquisition, as well as by other means permitted by stock exchange rules and securities laws including Rule 10b-18 under the Securities Exchange Act of 1934, as amended.

Ovintiv has also renewed its automatic share purchase plan ("ASPP") allowing it to purchase common shares under the NCIB when Ovintiv would ordinarily not be permitted to purchase shares due to regulatory restrictions and customary self-imposed blackout periods. Pursuant to the ASPP, Ovintiv will provide instructions during non-blackout periods to its designated broker, which may not be varied or suspended during the blackout period. Purchases by Ovintiv's designated broker will be in accordance with applicable stock exchange rules and securities laws and the terms of the ASPP. All purchases made under the ASPP are included in computing the number of common shares purchased under the NCIB. The ASPP has been pre-cleared as required by the TSX.

The actual number of common shares that may be purchased under the NCIB and the timing of any such purchases will be determined by Ovintiv. The average daily trading volume through the facilities of the TSX, excluding purchases made on such facilities, for the six months ended August 31, 2026 was 216,540 common shares. Consequently, daily purchases through the facilities of the TSX will be limited to 54,135 common shares, other than block purchase exceptions. Purchases over the NYSE will be made in compliance with the volume limitations in Rule 10b-18 in relation to average daily trading volume and block trades. All common shares acquired by Ovintiv under the NCIB may be cancelled or returned to treasury as authorized but unissued shares.

Pursuant to its existing NCIB, under which Ovintiv received approval from the TSX to purchase up to 22,287,709 common shares during the 12-month period commencing October 3, 2025 and ending October 2, 2026, as of the close of trading on September 30, 2026, Ovintiv has purchased 13,925,579 common shares on the TSX, NYSE and alternative trading systems at a weighted average purchase price of US$58.49 per common share. In the third quarter of 2026, Ovintiv has purchased 6,332,551 common shares at a weighted average purchase price of US$60.90 per common share.

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On June 5, 2025, Ovintiv renewed its exemption order (the "NCIB Exemption") from applicable Canadian regulators, permitting Ovintiv to make repurchases under the NCIB through the facilities of the NYSE and other United States-based trading systems in excess of 5 percent of Ovintiv's outstanding number of shares, the maximum allowable under applicable Canadian securities laws absent an exemption. The NCIB Exemption allows Ovintiv to repurchase up to 10 percent of Ovintiv's public float on such U.S. marketplaces provided that Ovintiv's aggregate repurchases on all marketplaces do not exceed this amount over the 12-month period of the NCIB, which is consistent with the maximum number of shares Ovintiv is able to purchase under the NCIB. The other conditions to the NCIB Exemption are outlined in Ovintiv's 2026 second quarter report on Form 10-Q filed on EDGAR and SEDAR+.

ADVISORY REGARDING FORWARD LOOKING STATEMENTS – This news release contains certain forward-looking statements or information (collectively, "FLS") within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. FLS include: our capital allocation framework and the planned share repurchase program, including the amount and number of shares to be acquired, the treatment of such shares following purchase, its anticipated timeframe and anticipated methods and location of purchases.

Readers are cautioned against unduly relying on FLS which, by their nature, involve numerous assumptions, risks and uncertainties that may cause such statements not to occur, or results to differ materially from those expressed or implied. These assumptions include: future commodity prices and differentials; foreign exchange rates; ability to access cash, credit facilities and shelf prospectuses; and expectations and projections made in light of, and generally consistent with, Ovintiv's historical experience and its perception of historical trends, including with respect to the pace of technological development, benefits achieved and general industry expectations.

Risks and uncertainties that may affect these business outcomes include: ability to generate sufficient cash flow to meet obligations and fund the NCIB; commodity price volatility; variability in the amount, number of shares, method, location and timing of purchases, if any, pursuant to the NCIB; fluctuations in currency and interest rates; and other risks and uncertainties impacting Ovintiv's business, as described in its most recent Annual Report on Form 10-K and as described from time to time in Ovintiv's other periodic filings as filed on EDGAR and SEDAR+.

Although Ovintiv believes the expectations represented by such FLS are reasonable, there can be no assurance that such expectations will prove to be correct. Readers are cautioned that the assumptions, risks and uncertainties referenced above are not exhaustive. FLS are made as of the date of this news release and, except as required by law, Ovintiv undertakes no obligation to update publicly or revise any FLS. FLS contained in this news release are expressly qualified by these cautionary statements.

Further information on Ovintiv Inc. is available on the Company’s website, www.ovintiv.com, or by contacting:

Investor contact: (888) 525-0304 investor.relations@ovintiv.com Media Contact: (403) 645-2252

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